SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated May 26, 2015 between
PACER FUNDS TRUST
and
PACER ADVISORS, INC.

As Amended March 12, 2018

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate

Pacer Trendpilot™ 750 ETF	0.60%

Pacer Trendpilot™ 450 ETF	0.60%

Pacer Trendpilot™ 100 ETF	0.65%

Pacer Trendpilot™ European Index ETF	0.65%

Pacer Autopilot Hedged European Index ETF	0.65%

Pacer US Export Leaders ETF	0.60%

Pacer International Export Leaders ETF	0.60%

Pacer Global Cash Cows Dividend ETF	0.60%

Pacer US Cash Cows 100 ETF	0.49%

Pacer Developed Markets International Cash Cows 100 ETF	0.65%

Pacer US Small Cap Cash Cows 100 ETF	0.65%

Pacer Wealth Shield ETF	0.60%

Pacer Benchmark Hotel & Lodging Real Estate SCTR℠ ETF	0.60%

Pacer Benchmark Apartments & Residential Real Estate SCTR℠ ETF	0.60%

Pacer Benchmark Office Real Estate SCTR℠ ETF	0.60%

Pacer Benchmark Retail Real Estate SCTR℠ ETF	0.60%

Pacer Benchmark Healthcare Real Estate SCTR℠ ETF	0.60%

Pacer Benchmark Industrial Real Estate SCTR℠ ETF	0.60%

Pacer Benchmark Net Lease Real Estate SCTR℠ ETF	0.60%

Pacer Benchmark Data & Infrastructure Real Estate SCTR℠ ETF	0.60%

Pacer Military Times Best Employers ETF	0.60%

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date set forth above.

PACER FUNDS TRUST	PACER ADVISORS, INC.

By:	/s/ Joe M. Thomson	By:	/s/ Joe M. Thomson

Name:	Joe M. Thomson	Name:	Joe M. Thomson

Title:	President and Chairman	Title:	President